                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           VISIGENIC SOFTWARE, INC.
                           ------------------------
            (Exact name of registrant as specified in its charter)

Delaware                      000-21127              943173927
-----------------            -----------             ---------
(State or other              (Commission          (I.R.S. Employer
jurisdiction of              File Number)      Identification Number)
incorporation)

                951 Mariner's Island Blvd., San Mateo, CA 94404
                -----------------------------------------------
                   (Address of principal executive offices)

                                (650) 286-1900
                                --------------
             (Registrant's telephone number, including area code)

                   Common Stock, par value $0.001 per share
                   ----------------------------------------
           (Title of each class of securities covered by this form)

                                      N/A
                     ------------------------------------
                  (Titles of all other classes of securities
    for which a duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 X  Rule 12g-4(a)(1)(i)        [_] Rule 12g-4(a)(2)(ii)     [_] Rule 12h-3(b)(2)(i)
[_] Rule 12g-4(a)(1)(ii)       [_] Rule 12h-3(b)(1)(i)      [_] Rule 12h-3(b)(2)(ii)
[_] Rule 12g-4(a)(2)(i)        [_] Rule 12h-3(b)(1)(ii)     [_] Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
Common Stock:  1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Visigenic Software, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                             VISIGENIC SOFTWARE, INC.



Date: February 27, 1998           By:  /s/ Kevin C. Eichler
                                  -----------------------------------------
                                  Kevin C. Eichler, Vice President, Finance,
                                     Chief Financial Officer, Treasurer
                                     and Secretary



                                       2.